Exhibit 99.1
December 22, 2014

Dear Wells Mid-Horizon Value-Added Fund I Member:

As a Fund update, the final asset, 6000 Nathan Lane, in Plymouth, Minnesota, was sold on December 9, 2014 for a gross sales price of $15.5 million, exclusive of closing costs. As a result of the sale, Wells Mid-Horizon Value-Added Fund I received net sale proceeds of approximately $15.1 million.

With the disposition of our final asset, Wells Investment Management Company, LLC (WIM) will now act as Liquidator to oversee the dissolution of the fund. The Board of Directors of WIM is currently reviewing our cash position of approximately $27.2 million and is expecting to dissolve the fund in the first quarter of 2015, along with a distribution to the members of all the net funds remaining after all dissolution costs are paid.

We anticipate that this final distribution will be reflected on your 2015 Schedule K-1 as a Guaranteed Payment (in 2013, this was reported in Box 4), subject to ordinary income tax. In general, amounts reported as guaranteed payments are not passive income. However, you may wish to refer to the tax opinion prepared by our outside counsel regarding Guaranteed Payments to Members. As a reminder, the tax opinion letter was mailed together with your 2013 Schedule K-1. To prepare for your particular tax circumstances, I encourage you to seek advice from your tax professional, since Wells Mid-Horizon Value-Added Fund I does not provide any legal or tax advice and each Member’s situation can be different.

Here are some items to consider for the year of dissolution which should now be 2015, and to discuss with your tax professional now:

Guaranteed Payment
We anticipate that any future distributions will be under Section 6.2(a)(ii) or Section 12.2(b)(iii) of the Operating Agreement and will be treated as a Guaranteed Payment as specified under the Operating Agreement.

Disposition of Partnership Interest
Upon final dissolution of the partnership, to the extent a Member has a positive tax capital account, the Member generally will recognize a tax loss on the disposition of the partnership interest. Generally, the partnership interest is treated as a capital asset. Therefore, any loss on disposition of the partnership interest may be treated as a capital loss. In general, capital losses are only allowed to offset capital gains.

Continued on reverse

14911 Quorum Drive, Suite 200A, Dallas TX 75254 Tel: 844-255-4891

Unallowed Passive Activity Losses
In general, unallowed passive activity losses are allowed in full in the tax year that the entire interest in the passive activity is disposed of. Thus, upon final dissolution of the partnership, any unallowed passive activity losses generated from Wells Mid-Horizon Value-Added Fund I which are unused may be available to offset ordinary income.

Again, I encourage you to consult your tax advisor now for assistance with all of these tax matters as this information is provided as a resource for you, and it should not be relied upon as tax advice.

If you have any general questions, please call our Client Service Specialist at 844-255-4891.

As always, thank you for your investment in the Wells Mid-Horizon Value-Added Fund I.
Sincerely,
F. Parker Hudson
President
Wells Investment Management Company

cc: Financial Representative

Disclaimer under Circular 230: Any statements regarding tax matters made herein, including any attachments, are not formal tax opinions of Wells and cannot be relied upon or used by any person to avoid tax penalties. Wells does not render tax or legal advice.

This correspondence contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussion and analysis of our financial condition and certain other matters. You should be aware that there are various factors that could cause actual results to differ materially from any forward looking statements made herein, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, inability to invest in properties on a timely basis or in properties that will provide targeted rates of return, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. The Fund has a limited operating history; therefore, there is no assurance that it will meet its targeted investment performance.

14911 Quorum Drive, Suite 200A, Dallas TX 75254 Tel: 844-255-4891